STRATS Trust For Dominion Resources, Inc. Securities, Series 2005-6 10-K

Exhibit 99.2

Independent Accountant’s Report

Synthetic Fixed-Income Securities, Inc. (as Depositor)

One Wells Fargo Center

301 South College Street

Charlotte, NC 28288

U.S. Bank Trust National Association (as Trustee)

Corporate Trust Department

100 Wall Street

New York, NY 10005

Re:	STRATS Trust For Dominion Resources, Inc. Securities, Series 2005-6 (the “Trust”)

Ladies and Gentlemen:

We have examined assertions of Synthetic Fixed-Income Securities, Inc. (the “Depositor”) and U.S. Bank Trust National Association, (the “Trustee” and together with the Depositor, the “Management”) that the Depositor and the Trustee have complied, in all material respects, with the provisions of the Base Trust Agreement dated as of September 26, 2003, as supplemented by a series supplement dated as of November 21, 2005 (together, the “Trust Agreement”), in respect of the STRATS Trust For Dominion Resources, Inc. Securities, Series 2005-6 (the “Trust”), during the period covered by the annual report on Form 10-K filed by the Depositor on behalf of the Trust for the year ended December 31, 2016 (the “Annual Report”). Management is responsible for compliance with the Trust Agreement. Our responsibility is to express an opinion on Management’s assertions based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Depositor’s and the Trustee’s compliance with the Trust Agreement and performing such other procedures as considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

In our opinion, the Depositor and the Trustee have complied, in all material respects, with the Trust Agreement during the period covered by the Annual Report and Management’s assertions with respect to such compliance are fairly stated, in all material respects, for the year ended December 31, 2016.

/s/ Aston Bell, CPA

New York, New York

March 17, 2017